EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          BUTLER NATIONAL CORPORATION


       BUTLER NATIONAL CORPORATION, a corporation (the "Corporation") organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

      DOES HEREBY CERTIFY:

      FIRST: That the Board of Directors of BUTLER NATIONAL CORPORATION duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

      "RESOLVED, that the Certificate of Incorporation of this Corporation be and is hereby amended by deleting Article FOURTH thereof in its entirety and by substituting in lieu thereof the following:

      FOURTH: Section 1. The authorized capital of this Corporation shall be $1,400,000 consisting of 40,000,000 shares of common stock, $.01 par value (the ACommon Stock@) and 200,000 shares of preferred stock, the par value of $5.00 per share (the "Preferred Stock"). The relative voting rights, preferences and other privileges of such capital stock shall be as follows:

      (a) Common Stock. Each share of Common Stock shall entitle the holder thereof to one (1) vote; all such shares of Common Stock shall be equal in all respects and shall confer equal rights upon the holders thereof.

      (b) Preferred Stock. Each share of Preferred Stock shall entitle the holder thereof to such rights, voting power, preferences and restrictions as may be fixed by the board of directors by resolution thereof.

       Effectively immediately upon the filing of the Certificate of Amendment which contains this provision with the Secretary of State of the State of Delaware, the outstanding shares of Common Stock shall be and hereby are combined and reclassified as follows: each share of Common Stock shall be reclassified as and converted into one-tenth of one share of Common Stock, $.01 par value per share, without any action by the holder. Certificates representing shares combined and reclassified as provided in this Certificate of Amendment are thereby canceled, and, upon presentation of the canceled certificates to the Corporation, the holders thereof shall be entitled to receive new certificates representing the shares resulting from such combination and reclassification."

     Section 2. A shareholder shall have no pre-emptive rights to subscribe for or purchase any shares of capital stock or other securities of whatsoever kind of nature which may be issued by this Corporation; voting for directors shall not be cumulative."

   SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

   IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation on the 4th day of December, 1998.

                                       BUTLER NATIONAL CORPORATION

                                       By:    /S/ William A. Griffith
                                       Name:  William A. Griffith
                                       Title: Secretary